Exhibit 99.1

(WISCONSIN PUBLIC SERVICE CORPORATION LETTERHEAD)

For immediate release: November 7, 2003	For more information, contact: Joseph P. O'Leary Senior Vice President and Chief Financial Officer WPS Resources Corporation (920) 43-1463 joleary@wpsr.com

Kewaunee Nuclear Power Plant to be Sold to Dominion

Wisconsin Public Service and Wisconsin Power & Light agree to sell their interests to a national energy company with nuclear experience.

Green Bay, WI -- Officials of Wisconsin Public Service Corporation, a subsidiary of WPS Resources Corporation (NYSE: WPS), and Wisconsin Power & Light Company, a subsidiary of Alliant Energy Corporation (NYSE: LNT), today reported that a definitive agreement to sell the jointly-owned 545-megawatt Kewaunee Nuclear Power Plant to Dominion Energy Kewaunee, Inc., a subsidiary of Dominion Resources, Inc. (NYSE: D), for approximately $220 million has been signed. Wisconsin Public Service currently owns 59% of the plant and Wisconsin Power & Light owns 41%.

Wisconsin Public Service anticipates that at closing it will receive approximately $130 million in cash and retain ownership of trust assets contained in one of the two decommissioning funds the company has established to cover the eventual decommissioning of the plant. Dominion will assume responsibility for the eventual decommissioning of the plant. The fund that will be retained had a pretax value on October 31, 2003 of $108 million. The cash proceeds from the sale are expected to slightly exceed the company's carrying value on the assets being sold. The company expects that the retained decommissioning fund, as well as most of the gain from the plant sale, would be available for allocation to Wisconsin Public Service customers in future rate proceedings. Because most of the gain and retained decommissioning fund would be allocated to customers, Wisconsin Public Service does not expect a material net income impact at the time of the sale.

Dominion, based in Richmond, Virginia, is one of the nation's largest energy providers and will pay approximately $220 million for the plant, inventory, materials, and land. To help fund eventual decommissioning, Dominion will receive certain decommissioning funds from both Wisconsin Public Service and Wisconsin Power & Light that were set up exclusively to cover the costs of Kewaunee decommissioning. The Wisconsin Public Service fund had a pretax value on October 31, 2003 of $250 million.

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Kewaunee Nuclear Plant Sold

November 7, 2003

The transaction is subject to approvals by various regulatory agencies, including the Public Service Commission of Wisconsin and the Nuclear Regulatory Commission. Subject to the timing of the receipt of required regulatory approvals, the transaction is expected to be complete in the fall of 2004.

At the closing of the sale, both Wisconsin Public Service and Wisconsin Power & Light will enter into power purchase agreements with Dominion Energy Kewaunee, Inc. to buy energy and capacity generated at Kewaunee, equivalent to the amounts that would have been received from the plant if current ownership had continued. The power purchase agreements, which also require regulatory approval, extend through 2013 when the plant's current operating license will expire.

"We entered this transaction with mixed feelings," said Larry Weyers, WPS Resources Chairman, President, and CEO. "We weren't looking to sell because of Kewaunee's excellent reputation, but others were interested in buying. Kewaunee has been an effective and reliable asset for us. But in this day and age, the risk of owning a single nuclear plant has become difficult for a company like ours. Our customers and shareholders will benefit from the sale and power purchase agreement. Our agreement with Dominion also assures that all Wisconsin Public Service Local 310 employees will be employed under the terms of the current labor agreement.

"We fully expect Kewaunee will continue its good performance and provide reliable energy supply at a competitive cost under Dominion's expertise and leadership," said Weyers. "Dominion has a good reputation in our industry and a strong community focus. We're pleased with our agreement for the sale of the plant. The sale fits our asset management strategy."

WPS Resources Corporation, based in Green Bay, Wisconsin, is a holding company with both regulated and nonregulated energy-related subsidiaries. Its wholly owned regulated subsidiaries include Wisconsin Public Service Corporation, an electric and natural gas utility, and Upper Peninsula Power Company, an electric utility. Its wholly owned non-regulated subsidiaries include WPS Energy Services, Inc. and WPS Power Development, Inc.

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This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as "anticipate," "expect," "intend" and other similar words. Forward-looking statements are beyond the ability of WPS Resources or Wisconsin Public Service to control and, in many cases, WPS Resources or Wisconsin Public Service cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. Please see WPS Resources' and Wisconsin Public Service's periodic reports filed with the Securities and Exchange Commission (including its 10-K and 10-Qs) for a listing of certain factors that could cause actual results to differ materially from those contained in forward-looking statements.

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